                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 15, 1999
                                                        ------------------

                            Hudson United Bancorp
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




          New Jersey                    001-08660                22-2405746
----------------------------           ------------          -------------------
(State or Other Jurisdiction)          (Commission             (IRS Employer
                                       File Number)          Identification No.)

       1000 MacArthur Boulevard
          Mahwah, New Jersey                                       07430
---------------------------------------                           --------
(Address of Principal Executive Offices)                         (Zip Code)


       Registrant's telephone number, including area code: (201) 236-2600
                                                           --------------

                                 Not applicable
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

              On September 15, 1999, Hudson United Bancorp (the "Registrant") issued the following press release, together with certain related materials relevant to the merger of equals between Dime Bancorp, Inc. and the Registrant:


FOR IMMEDIATE RELEASE


                     DIME BANCORP AND HUDSON UNITED BANCORP
                            ANNOUNCE MERGER OF EQUALS
            TO CREATE LARGEST INDEPENDENT MID-ATLANTIC REGIONAL BANK


         New York, NY and Mahwah, NJ -- September 15, 1999 -- Dime Bancorp, Inc. (NYSE:DME) and Hudson United Bancorp (NYSE:HU) today announced that they signed a definitive agreement to merge in a transaction valued at $3.6 billion. The agreement provides for the combined company to be known as Dime United Bancorp, Inc., a bank holding company registered with the Federal Reserve System. The principal subsidiary will be a commercial bank, to be known as DimeBank.

         The merger of equals will create the Mid-Atlantic's largest independent regional bank with over 330 branches in New York, New Jersey, Connecticut and Pennsylvania. The combined company, including pending acquisitions, will have assets of more than $32 billion and deposits of approximately $22 billion, and will provide a full range of consumer financial services, including insurance, securities brokerage and consumer lending, as well as commercial banking services that include general and specialized lending, cash management, and trade financing, along with mortgage banking and private label credit card programs.

         Under the terms of the agreement, Dime shareholders will receive 0.585 share of Dime United per Dime share. Shareholders of Hudson United will continue to hold one share of Dime United for each Hudson United share. The transaction will be tax-free to both companies' shareholders. The transaction, which has been approved by the Boards of Directors of both companies, is currently expected to close during the first quarter of 2000, subject to certain conditions, including shareholder and regulatory approvals.

         Lawrence J. Toal, Chairman and Chief Executive Officer of Dime, will be Chairman and Chief Executive Officer of Dime United and DimeBank. Kenneth T. Neilson, currently Chairman, President, and Chief Executive Officer of Hudson United, will serve as President and Chief Operating

Officer of the holding company and the bank. Mr. Neilson is scheduled to become Chairman and Chief Executive Officer of both entities on January 1, 2003.

         Mr. Toal said, "This transaction builds on the strengths of two successful companies to create a powerful commercial bank with a significant presence in four attractive states and a national product distribution platform. Consistent with the strategies of both companies, Dime United will have a well-balanced and diverse mix of businesses. At the same time, Dime United will continue the two companies' tradition of community commitment and investment. Importantly, this transaction affords the shareholders of both companies a significant interest in the largest independent regional bank in the Mid-Atlantic states."

         Mr. Neilson said, "Hudson United has a demonstrated record of building value through strategic acquisitions and a core competency of merger integration, while Dime managed one of the industry's most successful mergers of equals as well as several subsequent acquisitions. Both companies have an operating philosophy that puts the customer first and a business philosophy that puts the shareholder first. As a result, we confidently look forward to sharing the best practices of each company to forge DimeBank."

         Mr. Toal added, "We're truly excited about the potential of Dime United. We are creating a contiguous branch network extending from southern New Jersey and the Philadelphia metropolitan area through the greater New York City/northern New Jersey metropolitan area and the lower Hudson Valley and into Connecticut. We will have significant market share in attractive and densely populated markets, while our business model will be better balanced with diversified revenue streams. The larger, stronger Dime United will have the ability to execute more efficient marketing strategies, invest more heavily in products and services, implement new technologies and take advantage of strategic opportunities as they arise. Very simply, this is the right transaction at the right time."

         Mr. Neilson commented, "The combination of Dime and Hudson United is founded on strong fundamentals. It is financially very attractive even without the benefit of the revenue opportunities that we have identified. Our collective merger and acquisition experience and compatible commercial bank philosophy minimize execution risk. We have identified a talented and experienced management team. We have a common commitment to operating an efficient and productive franchise. And, with an expanded product line and greater scale in a broad range of businesses, Dime United will be able to better serve our customers and communities, while providing our employees with increased opportunities in a larger, stronger company."

         Mr. Toal said, "Dime United will have the resources to compete effectively as a top-tier regional bank in attracting new business, while offering its more than one million current customers a complete range of consumer and commercial financial services. Consumers will enjoy the convenience of broad branch and proprietary ATM access, while commercial customers will be offered an even more comprehensive product set. In addition, Dime United will be able to further leverage the distribution capabilities of Dime's North American Mortgage subsidiary."

         Following the transaction, which will be accounted for on a pooling of interests basis, Dime shareholders will own 56% of the combined company and Hudson United shareholders will own 44%. Dime shareholders will receive the materials to permit the exchange of their old stock certificates following completion of the merger. Hudson United shareholders are not expected to be required to exchange their stock certificates. After the closing, it is expected that Dime United will pay cash dividends at an annual rate of $1.00 per common share, when, as, and if declared by its Board. This approximates a continuation of the current dividend paid on Hudson United shares and, adjusted for the exchange ratio, an increase of 144% on the current dividend paid on Dime shares.

         On a pro forma basis, and including Dime's and Hudson United's announced acquisitions, the combined company in the second quarter of 1999 would have generated net income of approximately $360 million on an annualized basis and at June 30, 1999 would have had total assets of approximately $32 billion and total deposits of $22 billion. The combined market capitalization of Dime United will be approximately $3.6 billion. Following the close of the transaction, Dime United's Board of Directors will have 25 members, including 13 directors from the current Dime Board and 12 directors from the current Hudson United Board.

         In connection with the transaction, The Dime Savings Bank of New York, FSB will be combined into Hudson United Bank, a New Jersey state-chartered commercial bank. The executive offices of Dime United will be in New York City and the headquarters of DimeBank will be in Mahwah, NJ. The companies have identified expense reductions totaling $78 million, representing 14% of the combined companies expenses, excluding the expense base of Dime's North American Mortgage subsidiary. The companies said they expected relatively few branch consolidations or closings.

         In connection with the merger agreement, Dime and Hudson United have each granted the other a customary option to purchase 19.9% of its outstanding common stock under limited circumstances.

         Dime Bancorp, Inc. is the parent company of The Dime Savings Bank of New York, FSB (www.dime.com), a regional bank serving consumers and businesses throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides mortgage banking services, consumer loans, and insurance products throughout the United States. Including announced acquisitions, Dime has 128 branches in the greater New York City metropolitan area, deposits of $15 billion and assets of $23 billion.

         Hudson United Bancorp (www.hudsonunitedbank.com) is the multi-state bank holding company for Hudson United Bank, a commercial bank with 170 offices in New Jersey, New York and Connecticut. With pending acquisitions, Hudson United will expand its franchise into Pennsylvania and southern New Jersey and have total assets of $10 billion and deposits of $7 billion, with 206 branches.

         This press release contains certain statements regarding Dime Bancorp, Inc., Hudson United Bancorp and Dime United Bancorp, Inc. following the completion of the merger of equals discussed herein, including strategies, plans and objectives, as well as estimates and statements based on underlying estimates of future financial condition, performance and operating efficiencies on a pro forma basis and cost savings and revenue enhancements and accretion to reported earnings that will be realized from the merger. These statements and estimates constitute forward-looking statements, which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks and uncertainties related to the consummation of the merger, including the realization of expected cost savings from the merger; realization of the level of revenues following the merger; integration costs or difficulties; competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of Dime or Hudson United; and other economic, competitive, governmental, regulatory and technological factors affecting Dime, Hudson United, or Dime United, specifically, or the banking industry or economy generally. Neither Dime nor Hudson United assumes any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACTS:

At Hudson United                                  At Dime Bancorp

Kenneth T. Neilson                                Franklin L. Wright
Chairman, President and CEO                       EVP - Investor Relations
201-236-2631                                      212-326-6170

D. Lynn Van Borkulo-Nuzzo, Esq.
EVP - Corporate Secretary
201-236-2641

Susan M. Staudmyer
EVP - Retail Banking
201-236-2641

Richard Edmonds
Torrence/PTNY
212-521-5212

         A copy of certain presentation materials is attached hereto as an exhibit and incorporated herein by reference.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

  (a) - (b)  Not applicable.

        (c)  Exhibits Required by Item 601 of Regulation S-K

             Exhibit Number         Description
             --------------         -----------
             99.1                   Presentation materials, dated September 15,
                                    1999, regarding the merger of equals of
                                    Dime Bancorp, Inc. and the Registrant.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      HUDSON UNITED BANCORP



                                      By: /s/ D. Lynn Van Borkulo-Nuzzo
                                          ----------------------------------
                                          Name: D. Lynn Van Borkulo-Nuzzo
                                          Title: Executive Vice President and
                                                 Corporate Secretary


Date: September 16, 1999

                                  EXHIBIT INDEX

Exhibit Number             Description
--------------             -----------
99.1                       Presentation materials, dated September 15, 1999,
                           relating to the proposed merger of equals of Hudson
                           United Bancorp and Dime Bancorp, Inc.